Exhibit 99.1

P&F Industries Repurchases Shares of Common Stock

MELVILLE, N.Y., November 20, 2018 - P&F Industries, Inc. (NASDAQ: PFIN) today announced that effective yesterday, it repurchased 85,791 shares of its common stock from an unaffiliated seller in a privately negotiated transaction for approximately $8.14 per share for total purchase price of approximately $698,000. The purchase price was based on the average closing price over the three days prior to the November 16, 2018 date of agreement with the seller.

Richard Horowitz, Chairman and Chief Executive Officer of the Company, commented, "This transaction, which is in addition to our current 100,000 shares stock repurchase program that began in September 2018, enables us to make use of our capital to acquire a meaningful block of Company shares at what we believe is a favorable price. The repurchase should be immediately accretive to earnings per share."

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the retail, industrial, automotive and aerospace markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers

Forward-Looking Statements

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based upon:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;

•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Operating Officer

631-694-9800

www.pfina.com